UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):                                      February 28, 2002

SUN HEALTHCARE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-49663	85-0410612
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Sun Avenue, NE
Albuquerque, New Mexico 87109
(505) 821-3355
(Address and telephone number of Registrant)

Item 5.  Other Events and Regulation FD Disclosure.

     On February 28, 2002, Sun Healthcare Group, Inc. and its subsidiaries (the "Company") emerged from proceedings under Chapter 11 of the United States Bankruptcy Code pursuant to the terms of its Plan of Reorganization. On February 6, 2002, the United States Bankruptcy Court for the District of Delaware approved the Company's Plan of Reorganization.

     In connection with its emergence from bankruptcy, the Company reflected the terms of the Plan of Reorganization in its consolidated financial statements by adopting the fresh-start accounting provisions of the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Under fresh-start accounting, a new reporting entity is deemed to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. For accounting purposes, the fresh-start adjustments have been recorded in the Company's consolidated balance sheet as of March 1, 2002.

     In May 2002, the Company's independent public accountants rendered their opinion with respect to the Company's consolidated balance sheet as of March 1, 2002 and the related consolidated statement of income (loss), stockholders' equity and cash flows for the two months ended February 28, 2002. The independent public accountant's report and related consolidated financial statements are included in this Form 8-K below.

     Certain statements made in this Form 8-K including, but not limited to, statements containing the words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and other similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ materially from the Company's expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. Factors that may affect the plans or results of the Company include, without limitation, the factors listed below and those referred to under the caption "Certain Additional Business Risks" section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001:
-	The Company's borrowing capacity under its Loan Agreements and its cash flow from operations may be insufficient to fund its long-term operations.

-	The Company will be in default under its Loan Agreements if it fails to achieve significant improvements in its results of operations.

-	The Company's Medicare reimbursements may materially and adversely decline after September 30, 2002.

-	The Company is subject to increased litigation and its general and professional liability risk is generally self-funded.

-	Changes in pharmacy legislation and payment formulas could adversely impact the Company's pharmacy operations.

-	The Company expects that it will continue to experience a shortage of qualified personnel to staff its facilities and increasing labor costs.

-	The Company could face sanctions if it fails to comply with its Corporate Integrity Agreement or the HIPAA privacy rules.

-	The Company has limited operational flexibility because it leases substantially all of its inpatient facilities.

-	Changes in revenue sources and future health care reform could adversely affect the Company's business.

-	The Company is continuously subject to federal and state regulatory scrutiny, and previous regulatory investigations have hindered or prevented the Company from pursuing certain business objectives.

     Many of these factors are beyond the control of the Company and its management. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.
Index to Consolidated Financial Statements
Page Number

Report of Independent Public Accountants	4
Consolidated Balance Sheet as of March 1, 2002	5-6
Consolidated Statement of Income (Loss) for the two months ended February 28, 2002	7-8
Consolidated Statement of Stockholders' Equity as of March 1, 2002	9
Consolidated Statement of Cash Flows for the two months ended February 28, 2002	10
Notes to the Consolidated Financial Statements	11-32

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of

Sun Healthcare Group, Inc.:

     We have audited the accompanying consolidated balance sheet of Sun Healthcare Group, Inc. (a Delaware corporation) and subsidiaries (the "Company") as of March 1, 2002, and the related consolidated statements of income (loss), stockholders' equity and cash flows for the two months ended February 28, 2002 (pre-confirmation). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As discussed in Note 1 to the consolidated financial statements, effective February 28, 2002, the Company was reorganized under a plan confirmed by the United States Bankruptcy Court for the District of Delaware and adopted a new basis of accounting whereby all remaining assets and liabilities were adjusted to their estimated fair values. Accordingly, the consolidated financial statements for periods subsequent to the reorganization are not comparable to the consolidated financial statements presented for prior periods.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material aspects, the financial position of Sun Healthcare Group, Inc. and subsidiaries as of March 1, 2002, and the results of their operations and their cash flows for the two months ended February 28, 2002, in conformity with accounting principles generally accepted in the United States.

/s/  Arthur Andersen LLP
    Arthur Andersen LLP

Albuquerque, New Mexico
April 29, 2002

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

ASSETS
March 1, 2002
(in thousands)

Current assets:

Cash and cash equivalents	$ 69,144
Accounts receivable, net of allowance for doubtful accounts of $68,723	210,799
Inventory, net	21,367
Other receivables, net of allowance of $1,671	4,907
Prepaids and other assets	12,538

Total current assets	318,755

Property and equipment, net	187,889
Assets held for sale	18,288
Goodwill, net	214,817
Other assets, net	88,667

Total assets	$ 828,416
=============

The accompanying notes to consolidated financial statements are an integral part of this consolidated financial statement.
(Continued on next page.)

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (CONTINUED)

LIABILITIES AND STOCKHOLDERS' EQUITY
March 1, 2002
(in thousands except share data)
Current liabilities:

Current portion of long-term debt	$ 7,568
Accounts payable	22,258
Accrued compensation and benefits	75,939
Accrued self-insurance obligations	45,141
Income taxes payable	13,198
Other accrued liabilities	84,889

Total current liabilities	248,993

Accrued self-insurance obligations, net of current portion	54,530
Long-term debt, net of current portion	182,578
Other long-term liabilities	100,776

Total liabilities	586,877

Commitments and contingencies (see Note 7)

Minority interest	3,939

Stockholders' equity:

Preferred stock of $.01 par value, authorized 10,000,000 shares, none issued or outstanding	-
Common stock of $.01 par value, authorized 50,000,000 shares, 8,799,977 shares issued and outstanding	88
Additional paid-in capital	237,512

Total stockholders' equity	237,600

Total liabilities and stockholders' equity	$ 828,416
============

The accompanying notes to consolidated financial statements are an integral part of this consolidated financial statement.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME (LOSS)
For the Two Months Ended February 28, 2002
(in thousands)

Total net revenues	$ 301,846

Costs and expenses:

Operating costs	285,116
Corporate general and administrative	15,862
Depreciation and amortization	4,465
Provision for losses on accounts receivable	417
Interest, net (contractual interest expense of $23,730)	2,672

Total costs and expenses	308,532

Loss before reorganization costs (gain), net, income taxes, discontinued operations and extraordinary item	(6,686)
Reorganization costs (gain), net	(1,483)

Loss before income taxes, discontinued operations and extraordinary item	(5,203)
Income taxes	147

Loss before discontinued operations and extraordinary item	(5,350)

Discontinued operations: (Note 5)

Loss from discontinued operations	1,569
Loss on write-down of assets held for sale	6,070
Loss on discontinued operations	7,639

Loss before extraordinary item	(12,989)

Extraordinary gain on extinguishment of debt	1,498,360

Net income	$ 1,485,371
===========

The accompanying notes to consolidated financial statements are an integral part of this consolidated financial statement.
(Continued on next page.)

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME (LOSS) (Continued)
For the Two Months Ended February 28, 2002
(in thousands except per share data)

Net (loss) income per common and common equivalent share:

Loss before discontinued operations and extraordinary item

Basic and diluted	$ (.09)
===========
Net income

Basic and diluted	$ 24.32
===========
Weighted average number of common and common equivalent shares outstanding:

Basic and diluted	61,080
===========

The accompanying notes to consolidated financial statements are an integral part of this consolidated financial statement.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
March 1, 2002
(in thousands)
	Shares	Amount
Common Stock
Predecessor Company:
Issued and outstanding at December 31, 2001	65,209	$ 652
Elimination of common stock	(65,209)	(652)
Reorganized Company:
Issuance of the common stock	8,800	88
Common stock issued and outstanding at March 1, 2002	8,800	88
	======
Additional Paid-in Capital
Predecessor Company:
Balance at December 31, 2001		825,099
Other		(360)
Elimination of additional paid-in capital		(824,739)
Reorganized Company:
Issuance of the common stock in excess of par value		237,512
Additional paid-in capital at March 1, 2002		237,512

Retained Deficit
Predecessor Company:
Balance at December 31, 2001		(2,400,655)
Net income for the two months ended February 28, 2002		1,485,371
Elimination of accumulated deficit		915,284
Retained deficit at March 1, 2002		-

Common Stock in Treasury
Predecessor Company:
Balance at December 31, 2001	2,213	(27,376)
Elimination of treasury stock	(2,213)	27,376
Common stock in treasury at March 1, 2002	-	-
	======
Grantor Stock Trust
Predecessor Company:
Balance at December 31, 2001	1,916	(10)
Elimination of grantor stock trust	(1,916)	10
Grantor stock trust at March 1, 2002	-	-
	======
Total stockholders' equity as of March 1, 2002		$ 237,600
		=========

The accompanying notes to consolidated financial statements are an integral part of this consolidated financial statement.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
For the Two Months Ended February 28, 2002
(in thousands)
Cash flows from operating activities:
Net income	$ 1,485,371
Adjustments to reconcile net income to net cash used for operating activities:
Extraordinary gain on extinguishment of debt	(1,498,360)
Reorganization costs (gain), net	(1,483)
Depreciation and amortization	4,465
Provision for losses on accounts and other receivables	417
Loss on write-down of assets held for sale	6,070
Other, net	716
Changes in operating assets and liabilities:
Accounts receivable	(7,368)
Other current assets	(6,475)
Income taxes payable	693
Other current liabilities	(5,008)
Net cash used for operating activities before reorganization costs	(20,962)
Net cash paid for reorganization costs	(2,781)
Net cash used for operating activities	(23,743)

Cash flows from investing activities:
Capital expenditures, net	(3,971)
Decrease in long-term notes receivable	168
Other	142
Net cash used for investing activities	(3,661)

Cash flows from financing activities:
Net payments under Revolving Credit Agreement	(55,382)
Long-term debt borrowings	112,988
Long-term debt repayments	(13)
Principal payments on prepetition debt authorized by Bankruptcy Court	(7,966)
Other	(3,728)
Net cash provided by financing activities	45,899
Net increase in cash and cash equivalents	18,495
Cash and cash equivalents at beginning of period	50,649
Cash and cash equivalents at end of period	$ 69,144
==========

The accompanying notes to consolidated financial statements are an integral part of this consolidated financial statement.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  Nature of Business and Basis of Presentation

Business

     Sun Healthcare Group, Inc., a Delaware corporation, through its direct and indirect subsidiaries (hereinafter referred to collectively as "Sun" or the "Company"), is a provider of long-term, subacute and related specialty healthcare services, including rehabilitation therapy services and pharmaceutical services. As of March 1, 2002, the Company operated 229 skilled nursing facilities, nine assisted living facilities and nine acute rehabilitation hospitals. The Company derives a significant portion of its revenues from Medicaid and Medicare reimbursement programs. As federal and state governments continue to focus on efforts to curb spending on health care programs and as the Company cannot predict the extent to which these proposals will be adopted and, if adopted, what effect they will have, the Company's ability to improve its operating results and meet its future financial covenants included in its debt agreements could be adversely impacted. To minimize this risk and to improve its operating results, the Company's new management, which includes several highly-experienced executives, is seeking to achieve numerous goals which include the following: (1) reduce overhead expenses by at least $20 million on an annual basis, beginning in March 2002; and (2) reduce workers' compensation costs through quality and claims management initiatives. The Company believes that with continued improvements in its operating performance and consistent levels of reimbursement from the Medicaid and Medicare programs, it will meet its financial covenants contained in its new loan agreements. There can be no assurance that the Company will realize these improvements and achieve its future financial covenants. See "Note 6 - Long-Term Debt."

Reorganization

     On October 14, 1999, Sun and substantially all of its U.S. operating subsidiaries filed voluntary petitions for protection under chapter 11 of the U.S. Bankruptcy Code (the "Bankruptcy Code") with the U.S. Bankruptcy Court for the District of Delaware ("the Bankruptcy Court"). On February 6, 2002, the Bankruptcy Court approved the Company's Plan of Reorganization and on February 28, 2002 the Company consummated the Plan of Reorganization. The principal provisions of the Plan of Reorganization are set forth below:

Type of Claim/Security		Treatment under Plan of Reorganization
1.	General unsecured creditors with claims less than $50,000	To be issued cash payments at the rate of 7% of their claims
2.	General unsecured creditors with claims of $50,000 or more	To be issued an aggregate of approximately 900,000 shares (9%) of new common stock
3.	Senior bank lenders	Issued approximately 8.9 million shares of new common stock (89%) and received a cash payment of approximately $6.6 million
4.	Senior subordinated note holders	Issued approximately 200,000 shares (2%) of new common stock and warrants to purchase an additional 500,000 shares (5%)
5.	Common stock, options, warrants, convertible debt, and convertible trust issued preferred securities	Canceled with no recovery to holders
6.	United States Health Care Program Claims	Received a cash payment of $1.0 million and a promissory note for $10.0 million
7.	State Medicaid Program Claims	Estimated to receive an aggregate of approximately $11.0 million in cash and promissory notes

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Since filing for protection under the Bankruptcy Code on October 14, 1999, the Company had operated its businesses as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court. Accordingly, the audited consolidated financial statements of the Company prior to March 1, 2002 have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (SOP 90-7) and generally accepted accounting principles applicable to a going concern, which assume that assets will be realized and liabilities will be discharged in the normal course of business.

    In connection with its emergence from bankruptcy, the Company reflected the terms of the Plan of Reorganization in its consolidated balance sheet by adopting the fresh-start accounting provisions of SOP 90-7. Under fresh-start accounting, a new reporting entity is deemed to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. For accounting purposes, the fresh-start adjustments have been recorded in the audited consolidated balance sheet. See "Note 3 - Fresh Start Accounting."

     As used in these financial statements, the term "Predecessor Company" refers to the Company and its operations for periods prior to March 1, 2002, while the term "Reorganized Company" is used to describe the Company and its operations for periods beginning March 1, 2002 and thereafter.

(2)  Summary of Significant Accounting and Financial Reporting Policies

(a)  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its greater than 50% owned subsidiaries. Investments in affiliates in which the Company owns 20% to 50% are carried on the equity method. Investments in companies owned less than 20% are carried at cost. All significant intersegment accounts and transactions have been eliminated in consolidation.

(b)  Cash and Cash Equivalents

     The Company considers all highly liquid, unrestricted investments with original maturities of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value.

(c)  Net Revenues

     Net revenues consist of long-term and subacute care revenues, temporary medical staffing services revenues, pharmaceutical services revenues and other ancillary services revenues. Net revenues are recognized as services are provided. Revenues are recorded net of provisions for discount arrangements with commercial payors and contractual allowances with third-party payors, primarily Medicare and Medicaid. Net revenues realizable under third-party payor agreements are subject to change due to examination and retroactive adjustment. Estimated third-party payor settlements are recorded in the period the related services are rendered. The methods of making such estimates are reviewed periodically, and differences between the net amounts accrued and subsequent settlements or estimates of expected settlements are reflected in current results of operations.

(d)  Accounts Receivable

     The Company's accounts receivable relate to services provided by its various operating divisions to a variety of payors and customers. The primary payors for services provided in long-term and subacute care facilities that the Company operates are the Medicare program and the various state Medicaid programs. The rehabilitation, respiratory therapy and pharmaceutical service operations provide services to patients in Company-operated and unaffiliated long-term, rehabilitation and acute care facilities. The billings for services to unaffiliated facilities are submitted to those facilities. Many of the unaffiliated long-term care facilities receive a large majority of their revenues from the Medicare program and the state Medicaid programs.

(e)  Inventories

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Company's inventories relate to the long-term and subacute care operations and pharmaceutical services operations. The long-term and subacute care operations inventories are stated at the lower of cost or market. The pharmaceutical services operations inventories are stated at cost.

(f)  Property and Equipment

     Property and equipment is stated at fair value as of March 1, 2002. Property and equipment held under capital lease is stated at the net present value of future minimum lease payments. Major renewals or improvements are capitalized whereas ordinary maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: buildings and improvements - 5 to 40 years; leasehold improvements - the shorter of the estimated useful lives of the assets or the life of the lease including renewal options; and equipment - 3 to 20 years. The Company capitalizes interest directly related to the development and construction of new facilities as a cost of the related asset.

(g)  Accrued Self-Insurance Obligations

     It is the Company' s policy to self-insure for certain insurable risks, including general and professional liability, workers' compensation liability and employee health insurance liability through the use of self-insurance or retrospective and self-funded insurance policies and other hybrid policies, which vary by the states in which the Company operates. Provisions for estimated reserves, including incurred but not reported losses, are provided in the period of the related coverage on an undiscounted basis. These provisions are based on actuarial analyses, internal evaluation of the merits of individual claims, industry loss development factors or lag analyses. The methods of making such estimates and establishing the resulting reserves are reviewed periodically, and any adjustments resulting therefrom are reflected in current earnings. Claims are paid over varying periods, and future payments may be different than the estimated reserves.

(h)  Software Development Costs

     The Company, through an indirect, majority owned subsidiary, is internally developing software that it plans to use in its operations and to market to unaffiliated long-term care providers. All costs incurred related to the development of the software have been expensed. Once the Company concludes that technological feasibility is established, all subsequent development costs will be capitalized and reported at the lower of unamortized cost or net realizable value. Software development costs are included in operating expenses in the accompanying consolidated statement of income (loss).

(i)  Reorganization Costs (Gain)

     Reorganization costs (gain) under Chapter 11 are items of expense or income that were incurred or realized by the Company because it was in reorganization. These included, but were not limited to, professional fees and similar types of expenditures incurred directly relating to the Chapter 11 proceeding, loss accruals or realized gains or losses resulting from activities of the reorganization process and interest earned on cash accumulated by the Company because it was not paying its prepetition liabilities.

(j)  Income Taxes

     Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. A valuation allowance is recognized if it is anticipated that some or all of a deferred tax asset may not be realized.

(k)  Stock-Based Compensation

     The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123").

(l)  Net Income (Loss) Per Share

     Basic net income (loss) per share is based upon the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is based upon the weighted average number of common shares outstanding during the period increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

(m)  Adoption of New Accounting Pronouncements

          In April 2002, the FASB issued SFAS 145 "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). SFAS 145 rescinds SFAS No. 4 "Reporting Gains and Losses from Extinguishment of Debt" ("SFAS 4") resulting in the criteria in Accounting Principles Board Opinion No. 30 to be used to classify gains and losses from extinguishment of debt. SFAS No. 64 "Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements" amended SFAS 4; thus, is no longer necessary. SFAS No. 44 "Accounting for Intangible Assets of Motor Carriers" was issued to establish accounting requirements for the effects of transition to the provisions of the Motor Carrier Act of 1980. Because the transition has been completed, this statement is no longer necessary. SFAS 145 amends SFAS No. 13 "Accounting for Leases" ("SFAS 13") to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. The provisions of SFAS 145 related to the rescission of SFAS 4 shall be applied in fiscal years beginning after May 15, 2002. The provisions of SFAS 145 related to SFAS 13 are effective for transactions occurring after May 15, 2002. All other provisions of SFAS 145 are effective for financial statements issued on or after May 15, 2002. The Company has not determined the impact that the adoption of this accounting standard will have on its consolidated financial statements.

     In October 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lives Assets to be Disposed of" ("SFAS 121"). SFAS 144 requires that long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS 144 were effective for financial statements issued for fiscal years beginning after December 15, 2001. Beginning in 2002, once a facility is first identified as held for sale, its operating results are reported net in the loss from discontinued operations line in the statement of income (loss). The operating results of facilities first identified as held for sale prior to 2002 are included in the total net revenues and costs and expenses line items in the statement of income (loss).

     In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which establishes the accounting for goodwill and other intangible assets following their recognition. SFAS 142 applies to all goodwill and other intangible assets whether acquired singly, as part of a group, or in a business combination. SFAS 142 also applies to goodwill recognized in accordance with SOP 90-7. SFAS 142 provides that goodwill should not be amortized but should be tested for impairment annually using a fair-value based approach. In addition, SFAS 142 provides that intangible assets other than goodwill should be amortized over their useful lives and reviewed for impairment in accordance with existing guidelines. The adoption of SFAS 142 did not have a material impact on the Company's financial position or results of operations.

(n)  Financial Statement Preparation and Presentation

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include determination of third-party payor settlements, allowances for doubtful accounts, self-insurance obligations and loss accruals. Actual results could differ from those estimates.

(3)  Fresh Start Accounting

     The Company adopted the provisions of fresh-start accounting as of March 1, 2002. In connection with the preparation of the Predecessor Company's Disclosure Statement, an independent financial advisor determined the Company's reorganization value, or fair value, to be $360 million to $460 million, with a point estimate value of $410 million, before considering certain long-term debt or other obligations assumed in the Plan of Reorganization. The Company's Disclosure Statement was confirmed by the Bankruptcy Court.This reorganization value was based upon the Company's projected cash flows, selected comparable market multiples of publicly traded companies and other applicable ratios and valuation techniques. The estimated total equity value of the Reorganized Company aggregating $271.8 million was determined after taking into account the values of the obligations assumed in connection with the Plan of Reorganization.

     A reconciliation of fresh-start accounting recorded as of February 28, 2002 follows (in thousands):
	Predecessor Company	| |	Fresh-start						Reorganized Company
	February 28, 2002	| |	Debt Re- structuring		Adjustments		Reclassi- fications		March 1, 2002
		|
Current assets:		|
Cash and cash equivalents	$ 69,162	|	$ -		$ (18	) (i)	$ -		$ 69,144
Accounts receivable, net	211,248	|	-		(449	) (i)	-		210,799
Inventory, net	21,367	|	-		-		-		21,367
Other receivables, net	5,089	|	-		(182	) (i)	-		4,907
Prepaids and other assets	12,554	|	-		(16	) (i)	-		12,538
		|
Total current assets	319,420	|	-		(665)		-		318,755
		|
Property and equipment, net	132,482	|	-		55,407	(g)	-		187,889
Assets held for sale	18,288	|	-		-		-		18,288
Goodwill, net	180,269	|	-		34,548	(g)	-		214,817
Other assets, net	30,963	|	-		57,704	(g)	-		88,667
		|
Total assets	$ 681,422	|	$ -		$ 146,994		$ -		$ 828,416
	========	|	=======		=======		=======		=======
Current liabilities:		|
Current portion of long-term debt	$ 4,879	|	$ -		$ -		$ 2,053	(h)	$ 6,932
Current portion of capital leases	-	|	-		-		636	(h)	636
Accounts payable	16,142	|	-		1,941	(i)	4,175	(h)	22,258
Accrued compensation and benefits	78,301	|	-		(2,362	) (g)	-		75,939
Accrued self-insurance obligations	42,996	|	-		-		2,145	(h)	45,141
Income taxes payable	13,123	|	-		75	(i)	-		13,198
Other accrued liabilities	82,219	|	-		(7,119	) (g)	9,789	(h)	84,889
		|
Total current liabilities	237,660	|	-		(7,465)		18,798		248,993
		|
Liabilities subject to compromise	1,546,292	|	(1,486,111	) (a)	-		(60,181	) (h)	-

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Predecessor Company	| |	Fresh-start						Reorganized Company
	February 28, 2002	| |	Debt Re- structuring		Adjustments		Reclassi- fications		March 1, 2002
Accrued self-insurance obligations, net of current portion	54,530	| |	-		-		-		54,530
Long-term debt, net of current portion	134,535	|	-		6,660	(i)	41,313	(h)	182,508
Capital leases, net of current portion	-	|	-		-		70	(h)	70
Other long-term liabilities	22,176	|	34,200	(f)	44,400	(g)	-		100,776
		|
Total liabilities	1,995,193	|	(1,451,911)		43,595		-		586,877
		|
Commitments and contingencies		|
		|
Minority interest	5,767	|	-		(1,828	) (g)	-		3,939
		|
Convertible Preferred Stock	296,101	|	(296,101	)(b)	-		-		-
		|
Stockholders' equity (deficit):		|
Reorganized Company common stock, par value	-	| |	88	(e)	-		-		88
Predecessor Company common stock par value	652	| |	(652	)(c)	-		-		-
Additional paid-in capital	824,739	|	(824,739	)(c)	-		-		237,512
		|	237,512	(e)
Retained earnings (accumulated deficit)	(2,413,644)	| |	1,498,360	(d)	-		-		-
		|	915,284	(c)
Less:		|
Predecessor Company common stock held in treasury	(27,376)	| |	27,376	(c)	-		-		-
Predecessor Company grantor stock	(10)	|	10	(c)	-		-		-
Total stockholders' equity (deficit)	(1,615,639)	|	1,853,239		-		-		237,600
Total liabilities and stockholders' equity (deficit)	$ 681,422	| |	$ 105,227		$ 41,767		$ -		$ 828,416
	========	|	=======		=======		======		=======
(a)	To record the discharge of indebtedness in accordance with the Plan of Reorganization (in thousands):

Revolving Credit Facility	$ 437,066
Credit Facility Term Loans	358,981
Senior Subordinated Notes due 2007	250,000
Senior Subordinated Notes due 2008	150,000
Interest payable	101,855
Prepetition trade and other miscellaneous claims	86,776
Convertible Subordinated Debentures due 2004	83,300
Other long-term debt	8,087
Senior Subordinated Notes due 2003	6,161
Capital leases	2,503
Convertible Subordinated Debentures due 2003	1,382
$ 1,486,111
===========
16 SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(b)	To record the discharge of the Convertible Preferred Stock of the Predecessor.

(c)	To eliminate the Common Stock of the Predecessor.

(d)	To record the gain on extinguishment of indebtedness.

(e)	To reflect the issuance of the Reorganized Company's common stock.

(f)	To reflect the fair value of the Reorganized Company's common stock and warrants that are to be issued to various pre-petition debt holders after emergence.

(g)

To adjust the carrying amount of assets and liabilities to fair value. Fair value was determined based upon third-party valuations of the Company's long-lived assets and liabilities. The allocation of goodwill to the Company's reporting units is not yet final, pending further analysis of the Company's plans for certain leased facilities.

(h)	To reclassify the pre-petition priority, secured and unsecured claims that were assumed by the Reorganized Company in accordance with the Plan of Reorganization.

(i)	To record miscellaneous provisions of the Plan of Reorganization.

(4)  Property and Equipment

     Property and equipment as of March 1, 2002 consisted of the following (in thousands):

Land	$ 17,219
Buildings and improvements	62,052
Equipment	58,463
Leasehold improvements	55,252
Construction in progress	1,681
Total	194,667
Less accumulated depreciation	(6,778)
Property and equipment, net	$ 187,889
============

(5)  Assets Held for Sale and Discontinued Operations

     For assets identified for disposition prior to December 31, 2001, SFAS 121 requires that long-lived assets identified as assets held for sale be reported at the lower of carrying amount or fair value less cost to sell.

Inpatient Facilities

     In January 2002, the Company re-evaluated skilled nursing facilities classified as assets held for sale. The Company decided to retain four facilities with 703 licensed beds previously held for sale and in the two months ended February 28, 2002, reversed the $7.5 million loss recorded previously in its consolidated financial statements in reorganization costs (gain), net.

Other Operations

     In February 2002, the Company re-evaluated the sale of its respiratory therapy operations and decided to retain certain components of its respiratory therapy equipment operations. During the two months ended February 28,

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2002, the Company reversed $5.3 million in losses that had previously been recorded in its consolidated financial statements in reorganization costs (gain), net, to reduce the assets held for sale to their fair value.

     In 2001, the Company agreed to sell two of its headquarters buildings in Albuquerque, New Mexico. In April 2002, the Company completed the sale of the two buildings for approximately $15.3 million, which approximated their carrying value.

     As of March 1, 2002, the components of the assets held for sale included two buildings at the Company's headquarters ($14.8 million,) a building formerly used by a subsidiary ($2.5 million) and a portion of the respiratory therapy division's operations ($1.0 million).

Discontinued Operations

     Effective January 1, 2002, SFAS 144 replaces SFAS 121 for long-lived assets identified as assets held for sale. SFAS 144 requires that long-lived assets be measured at the lower of carrying amount or fair value, less cost to sell.

     In the two months ended February 28, 2002, the Company decided to divest 11 facilities due to their history of unfavorable financial results. The facilities are expected to be divested within 12 months by terminating the lease agreement and returning the facility to the landlord, transferring control of the facility to a new operator or closing the facility and returning the real property to the mortgage holder. The carrying value of these facilities after the write-down to estimate fair value is approximately $7.6 million, which is made up of patient receivables. The Company recorded a loss of $6.1 million in the two months ended February 28, 2002 related to these facilities. These 11 facilities generated revenue of $13.5 million and operating loss of $1.6 million in the two months ended February 28, 2002.

(6)  Long-Term Debt

     Long-term debt at March 1, 2002 includes amounts owed under the Loan Agreements, fully secured mortgage notes payable, certain Industrial Revenue Bonds and other debt.

     Long-term debt consisted of the following as of March 1, 2002 (in thousands):
Revolving Loan Agreement	$ 72,988
Term Loan Agreement	40,000
Mortgage notes payable due at various dates through 2014, interest at rates from 8.0% to 11.4%, collateralized by various facilities	52,878
Industrial Revenue Bonds	8,365
Other long-term debt	15,915
Total long-term debt	190,146
Less amounts due from March 2002 through December 2002	7,568
Long-term debt, net of current portion	$ 182,578
============

     On February 28, 2002, the Company entered into (i) a Loan and Security Agreement with certain lenders, led by Heller Healthcare Finance, Inc. as collateral agent, and Citicorp USA, Inc., as administrative agent (the "Revolving Loan Agreement,") and (ii) a Term Loan and Note Purchase Agreement with certain lenders, led by U.S. Bank National Association as administrative and collateral agent (the "Term Loan Agreement," and together with the Revolving Loan Agreement, the "Loan Agreements"). The Revolving Loan Agreement is a $150 million three-year revolving line of credit that is secured by the Company's accounts receivable, inventory, equipment and other assets, a first priority pledge of the stock of the Company's subsidiaries, other than those subsidiaries providing pharmaceutical services, and a second priority pledge of the pharmaceutical services subsidiaries. The Company's borrowing availability under the Revolving Loan Agreement is limited to up to 85% of the Company's net eligible accounts receivable and up to 50% of the Company's net eligible inventory, but not to exceed $150 million. Under

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the Revolving Loan Agreement, provided that an event of default has not occurred, the Company will pay interest (i) for Base Rate Loans at prime (or, if higher, the federal funds rate plus 0.50%) plus 2.75% (subject to certain adjustments) and (ii) for LIBOR Loans at the London Interbank Offered Rate plus 3.75% (subject to certain adjustments).

     The Term Loan Agreement is comprised of a three-year $20 million term loan (the "Term Loan") and a three-year $23.7 million original issue discount note (the "Discount Note"). The Term Loan Agreement is secured primarily by a first security pledge of the stock of the Company's subsidiaries that provide pharmaceutical services and a second priority security interest in substantially all of the Company's other assets. Under the Discount Note, the Company's borrowing availability is approximately $20.0 million. Interest under the Term Loan Agreement is variable based upon either the lender's base rate (as defined) or LIBOR, plus applicable margins. The effective interest rate as of March 1, 2002 on borrowings under the Term Loan Agreement was approximately 9.0%.

     The Revolving Loan Agreement provides for maximum borrowings by the Company of up to $150.0 million, but not to exceed a defined borrowing base, which was approximately $111.0 million on March 1, 2002. The Company had outstanding letters of credit under the Revolving Loan Agreement of $44.3 million as of March 1, 2002. Additional borrowings were not immediately available under the Revolving Loan Agreement following the Company's emergence from Bankruptcy. Shortly after emergence the Company paid down a significant portion of the outstanding balance through the use of its cash on hand, and thus the Company had borrowings available in an amount that was consistent with the amount of the paydown. The Company's Term Loan Agreement provides for maximum borrowings of $40.0 million and as of March 1, 2002 the Company had borrowed the total amount.

     The Loan Agreements require the Company to maintain certain financial ratios and spending limits, including fixed charge coverage ratios, minimum operating cash flows, tangible net worth and capital expenditure limits. The Company believes that with continued improvements in its operating performance it will comply with its debt covenants. However, variations in Sun's operating performance and unanticipated developments may adversely affect its ability to remain in compliance with the debt covenants.

     In connection with entering into the Loan Agreements, the Company incurred deferred financing costs of $3.5 million, which will be amortized using the effective interest method over the lives of the Loan Agreements.

     The scheduled maturities of long-term debt as of March 1, 2002 are as follows (in thousands):

March 2002 through December 2002	$ 7,568
2003	6,391
2004	6,575
2005	142,845
2006	5,369
Thereafter	21,398
$ 190,146
=============

     On October 14, 1999, the Predecessor Company entered into a Revolving Credit Agreement with CIT/Business Credit, Inc. and Heller Healthcare Finance, Inc. (the "DIP Financing Agreement"). The Company used borrowings from Loan Agreements to pay off the Company's borrowings outstanding under the DIP Financing Agreement on February 28, 2002.

(7)  Commitments and Contingencies

(a)  Lease Commitments

     The Company leases real estate and equipment under cancelable and noncancelable agreements. Future minimum

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

lease payments under real estate leases and equipment leases are as follows (in thousands):

March 2002 through December 2002	$ 116,041
2003	135,108
2004	131,482
2005	120,364
2006	94,542
Thereafter	308,017
Total minimum lease payments	$ 905,554
=========

     Rent expense under operating leases totaled approximately $27.3 million for the two months ended February 28, 2002, and is included in operating costs and corporate general administrative expenses in the accompanying consolidated statement of income (loss).

(b)  Insurance

     In the past, the Company has insured certain risks, including general and professional liability, workers' compensation liability and employee health insurance liability, through the use of self-funded retrospectively rated premium, self-funded and other hybrid policies which varied by the states in which the Company operated.

     The Company's insurance carriers declined to renew the Company's general and professional liability insurance policies that expired on December 31, 1999. Previously, these carriers paid substantially more to third parties under the policies than the Company paid in premiums. Several major insurance companies no longer provide this type of coverage to long-term care providers. In January 2000, the Company established a self-funded insurance program for general and professional liability claims up to a base amount of $1.0 million per claim and $3.0 million aggregate per location and obtained excess insurance for coverage above these levels. Prior to January 1, 2000, the maximum loss exposure with respect to the third-party insurance policies was $100,000 per claim for general and professional liability. The aggregate annual loss exposure with respect to the general and professional liability policies was $8.0 million in 1998. Since 1999, the aggregate loss exposure under the per claim retention on these types of claims is unlimited.

     Reserves for estimated settlements for general and professional liability under the per claim retention level, including incurred but not reported losses, are provided on an undiscounted basis in the period that the event occurred. Annual actuarial analyses are prepared and any adjustments to prior estimated total losses are recorded in the current period's statement of income (loss). The general and professional liability reserve is $67.6 million as of March 1, 2002. Provision for such risks was $9.0 million for the two months ended February 28, 2002, and is included in operating expenses and corporate general and administrative expenses.

     Most years the Company was self-insured for a portion of workers' compensation risk exposure. Since the beginning of 2000, the Company purchased third party workers' compensation coverage with a $250,000 per claim deductible and aggregate exposure coverage. The reserve for workers' compensation exposure is $23.3 million as of March 1, 2002. Provision for such risks was $3.4 million for the two months ended February 28, 2002, and is included in operating expenses and corporate general and administrative expenses.

     The Company's employee health insurance benefits are primarily self-insured through various plans including medical, dental, vision and short-term disability. The associated reserve includes claims that have been incurred but not paid under these plans and is estimated based on lag factors. As of March 1, 2002, the reserve for employee health insurance benefits is $8.9 million.

(c)  Construction Commitments

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     As of March 1, 2002, the Company had construction commitments under various contracts of approximately $1.9 million. These items consisted primarily of contractual commitments to improve existing facilities.

(d)  Litigation

     The Company is a party to various legal actions and administrative proceedings and subject to various claims arising in the ordinary course of business. See "Note 16 - Other Events (a) Litigation."

(e)  Employment Agreements

     The Company has entered into, or is in the process of documenting, employment agreements with certain of its executive officers. The agreements represent an annual obligation of approximately $2.0 million to the Company and have various renewal options and expiration terms. In addition to the base salary, the officers are entitled to annual bonuses for each fiscal year in which the Company achieves or exceeds certain financial performance targets. If the targets are achieved, depending upon the individual’s agreement and how much the targets are exceeded, the bonuses range from 33% to 100% of base salary. Pursuant to the agreements, the officers received options to purchase an aggregate of 495,000 shares of common stock. The options vest over the four-year period ending 2006. Mr. Matros was also awarded 150,000 shares of restricted common stock that will vest as to 60,000 shares on February 28, 2003 and 30,000 shares on each of February 28, 2004, 2005 and 2006.

     Each of the employment agreements provides that in the event of termination of employment without Good Cause (as defined in the employment agreements), then the employee would be entitled to a lump sum severance amount equal to between one to three years of base salary (depending upon each agreement.) Additionally, each employee would be entitled to any earned but unpaid bonus and certain of the employees would also be entitled to one or two times the amount of the bonus which would have been earned in the year of termination (depending upon each agreement.)

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8)  Income Taxes

     Income tax expense on loss before discontinued operations and extraordinary item consists of the following for the two months ended February 28, 2002 (in thousands):

Current:
Federal	$ -
State	147
147
Deferred:
Federal	-
State	-
-
Total	$ 147
=========

     Actual tax expense differs from the expected tax expense on loss before discontinued operations and extraordinary item which is computed by applying the U.S. Federal corporate income tax rate of 35% to loss before income taxes of the Company as follows for the two months ended February 28, 2002 (in thousands):

Computed expected tax benefit	$ (4,495)
Adjustments in income taxes resulting from:
Increase in valuation allowance	1,685
Legal and regulatory matters	2,860
State income tax expense (benefit), net of Federal income tax benefit	(203)
Other	300
$ 147
=========

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Deferred tax assets (liabilities) at March 1, 2002 consisted of the following (in thousands):

Deferred tax assets:
Accounts and notes receivable	$ 28,691
Accrued liabilities	65,827
Property and equipment	69,562
Intangible assets	98,636
Carryforward of deductions limited by Internal Revenue Code Section 382	6,250
Write-down of assets held for sale	37,855
Partnership investments	2,641
Alternative minimum tax credit carryforwards	5,753
Jobs and other credit carryforwards	6,146
Capital loss carryforwards	116,315
Federal net operating loss carryforwards	226,892
State net operating loss carryforwards	42,712
Other	1,988
709,268
Less valuation allowance:
Federal	(588,193)
State	(119,586)
(707,779)
Total deferred tax assets	1,489

Deferred tax liabilities:
Changes in certain subsidiaries' methods of accounting for income taxes	(1,489)
(1,489)
Deferred tax asset, net	$ -
=========

     In connection with the Company's emergence from bankruptcy, the Company realized an extraordinary gain on the extinguishment of debt of approximately $1.5 billion. This gain will not be taxable since the gain resulted from the Company's reorganization under the Bankruptcy Code. However, the Company will be required as of the beginning of its 2003 taxable year to reduce certain tax attributes, including (a) net operating loss ("NOL") and capital loss carryforwards, (b) certain tax credits, and (c) tax bases in assets in an amount equal to such gain on extinguishment. The reorganization of the Company on the Effective Date constituted an ownership change under Section 382 of the Internal Revenue Code, and the use of any of the Company’s losses and tax credits generated prior to the ownership change that are not reduced pursuant to these provisions will be subject to an overall annual limitation of approximately $14 million. The actual amount of reduction in tax attributes will not be determined until 2003 and is therefore not reflected in the amounts disclosed in this note to the consolidated financial statements.

     Before considering any reductions and limitations discussed above, the Company has Federal NOL carryforwards of $648.3 million with expiration dates from 2004 through 2022. Various subsidiaries have state NOL carryforwards totaling $939.9 million with expiration dates through the year 2022. In addition, the Company has capital loss carryforwards of $332.3 million, of which $50.6 million will expire in 2004 and $281.7 million will expire in 2006. The Company's alternative minimum tax credit carryforward of $5.8 million has no expiration date. The Company's $6.1 million of other tax credit carryforwards will expire in years 2005 through 2019.

     During the two months ended February 28, 2002, the Company increased the valuation allowance by $32.4 million to fully reserve for deferred tax assets (including those created by fresh-start accounting) which may not be realized. To the extent management believes the pre-emergence net deferred tax asset "will more likely than not" be realized, a reduction in the valuation allowance established in fresh-start accounting will be recorded. The reduction

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

in this valuation allowance will first reduce goodwill and other intangible assets, with any excess being treated as an increase to capital in excess of par value.

(9)  Supplementary Information Relating to Statements of Cash Flows

     Supplementary information for the consolidated statement of cash flows is set forth below for the two months ended February 28, 2002 (in thousands):

Cash paid during the two months ended February 28, 2002 for:
Interest, net of $14 capitalized	$ 2,683
========
Income tax refund received	$ 548
========

(10)  Fair Value of Financial Instruments

     The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of the short maturity of those instruments. The fair value of the Company's borrowings under the Loan Agreements is the same as their carrying value as those instruments were effective at the time of the Company's emergence from bankruptcy. The fair value of the Company's mortgage notes payable is believed to approximate their carrying value since the instruments are collateralized by facilities.

(11)  Convertible Trust Issued Preferred Securities

     In May 1998, a statutory business trust, all of whose common securities are owned by the Company, issued $345.0 million of 7.0% Convertible Trust Issued Preferred Securities ("CTIPS") with a liquidation amount of $25.00 per CTIP. Each CTIP was convertible into 1.2419 shares of the Company's common stock (equivalent to a conversion price of $20.13 per share). The CTIPS holders were entitled to receive cumulative cash distributions at an annual rate of 7.0%, payable quarterly. The Company's consolidated statement of income (loss) for the two months ended February 28, 2002 excluded the dividends as the fair value of the dividends was immaterial. As a result of the consummation of the Company's Joint Plan of Reorganization on February 28, 2002, all of the CTIPS were cancelled without any recovery to the CTIP holders.

(12)  Capital Stock

     As of March 1, 2002, the Reorganized Company had issued approximately 8.8 million shares of its common stock in connection with the extinguishment of the Predecessor Company's liabilities subject to compromise. The Company expects to issue an additional 1.2 million shares of its common stock once certain pre-petition claims are reconciled. The fair value of the additional common stock expected to be issued is $32.4 million and is recorded in other long-term liabilities in the March 1, 2002 consolidated balance sheet.

     As of March 1, 2002, the Reorganized Company had issued 150,000 shares of restricted common stock to its Chairman and Chief Executive Officer. The restricted common stock vests as follows: 40 percent vests on the first anniversary date of the restricted stock issuance, and 20 percent vests on each of the second, third and fourth anniversaries of the restricted stock issuance.

     In April 2002, the Reorganized Company issued warrants to purchase approximately 500,000 shares of its common stock to the holders of the Predecessor Company's senior subordinated notes. The warrants have a strike price of $76 per share and are exercisable over a three-year period. The fair value of the warrants was estimated to be $1.8 million and is recorded in other long-term liabilities in the March 1, 2002 consolidated balance sheet.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(a)  Predecessor Company Stock Option Plans

     The Predecessor Company previously had stock option plans for certain employees, officers and non-employee directors. Those stock option plans were terminated upon the consummation of the Company's Joint Plan of Reorganization on February 28, 2002, and the outstanding stock options under the plans were cancelled. Had compensation expense for the Predecessor Company's stock option plans been determined based upon fair value at the grant dates in accordance with SFAS 123, the Company's net income (loss) and net income (loss) per share would have been $1,485 million and $24.32, respectively.

(b)  Reorganized Company Stock Option Plan

     In February 2002, the Company's board of directors adopted the 2002 Management Equity Incentive Plan, which allows for the issuance of up to 900,000 options to purchase shares of the Company's common stock. In March 2002, the Company's board of directors adopted the 2002 Non-employee Director Equity Incentive Plan, which allows for the issuance of up to 24,000 options to purchase shares of the Company's common stock.

    In March 2002, the Reorganized Company issued options to purchase 702,500 shares of its common stock at $27 per share. Of those options, 350,000 vest over a four-year period, with 20 percent vesting upon issuance and the remaining portion vesting ratably over the first four anniversary dates. The remaining 352,500 options vest 25 percent per year on the first four anniversary dates. All options expire in 2009.

(13)  Reorganization Costs (Gain), Net

     The components of reorganization costs (gain), net, were as follows for the two months ended February 28, 2002 (in thousands):
Professional fees	$ 8,171
Restructuring	3,843
Adjust carrying value of assets no longer held for sale	(12,811)
Adjust carrying value of assets held for sale	(598)
Less:
Interest earned on accumulated cash	(88)

Total reorganization costs (gain), net	$ (1,483)
============

(14)  Net Income (Loss) per Share

     Basic and diluted net income (loss) per share is based upon the weighted average number of common shares outstanding during the period. The Company had no dilutive stock options outstanding in the two month period ended February 28, 2002.

(15)  Gain on Extinguishment of Debt

     In connection with the restructuring of its debt in accordance with the provisions of the Plan of Reorganization, the Company realized an extraordinary gain of approximately $1,498.4 million. This gain is reflected in the operating results for the two months ended February 28, 2002.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     A summary of the extraordinary gain follows (in thousands):
Liabilities extinguished:

Revolving Credit Facility	$ 437,066
Credit Facility Term Loans	358,981
Senior Subordinated Notes due 2007	250,000
Senior Subordinated Notes due 2008	150,000
Interest payable	101,855
Prepetition trade and other miscellaneous claims	86,776
Convertible Subordinated Debentures due 2004	83,300
Other long-term debt	8,087
Senior Subordinated Notes due 2003	6,161
Capital leases	2,503
Convertible Subordinated Debentures due 2003	1,382
Company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust holding solely 7% convertible junior subordinated debentures of the Company	296,101
1,782,212
Consideration exchanged:
Common Stock	270,000
Cash payments to senior lenders	6,652
Cash payable to trade creditors - convenience class	4,400
Warrants	1,800
Payable for other executory contracts	1,000
283,852

$ 1,498,360
===========

(16)  Other Events

     (a)  Litigation

     In May and August 1999, former employees of two of the Company's subsidiaries, SunBridge Healthcare Corporation and SunDance Rehabilitation Corporation, filed proposed class action complaints in the Western District of Washington. The plaintiffs sought to represent certain current and former employees of SunBridge and SunDance who were allegedly not paid appropriate wages under federal and state law since May and August 1996, respectively. Plaintiffs filed claims in the chapter 11 cases in the amount of approximately $780 million in the SunDance action and $242 million in the SunBridge action. Although the Company disputed these claims, the parties executed a stipulation of settlement which was signed by the judge presiding over the chapter 11 cases in the United States Bankruptcy Court for the District of Delaware. The settlement provides a general unsecured claim in the chapter 11 cases of up to an aggregate $3.0 million for the claimants, the payment of claimants' attorney's fees up to $300,000, and the payment of up to $500,000 to cover the cost of notice to prospective claimants in the class and claims administration. The settlement terms remain subject to court approval.

     In March and April 1999, class action lawsuits were filed against the Company and three individuals who were at that time officers of the Company in the United States District Court for the District of New Mexico. These actions have been consolidated as In re Sun Healthcare Group, Inc. Securities and Litigation Master, File No. Civ. 99-269. The lawsuits allege, among other things, that the Company did not disclose material facts concerning the impact that PPS would have on the Company's results of operations. The lawsuits seek compensatory damages and other relief for stockholders who purchased the Company's common stock during the class-action period. Pursuant to an agreement among the parties, the Company was dismissed without prejudice in December 2000. On January 31,

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2002, the District Court dismissed the lawsuit with prejudice and entered judgment in favor of the defendants. On February 14, 2002, the plaintiffs filed a Motion to Amend the Judgment and to File an Amended Complaint. The Company intends to vigorously defend the individual defendants in this matter, who are indemnified by the Company and covered by the Company's insurance.

      The United States Department of Health & Human Services ("HHS") and the United States Department of Justice ("DOJ") periodically investigate matters that come to their attention concerning the Company, including cost reporting matters. Several years ago, to expedite resolution of any outstanding investigations, the Company requested that HHS and DOJ inform it of any such investigations or outstanding concerns. In response, DOJ informed the Company of the existence of a number of outstanding inquiries, several of which were prompted by the filing of eleven qui tam lawsuits by private individuals ("Relators") pursuant to the False Claims Act. HHS had also asserted claims against the Company for overpayments in connection with Medicare reimbursement for services performed prior to the implementation of the Medicare prospective payment system, and HHS and DOJ also asserted claims for violations of the False Claims Act. The Company denied any violations and asserted claims against HHS for underpayments in connection with services performed for Medicare beneficiaries for the same periods which HHS disputes.

     In February 2002, the Company, HHS, CMS, DOJ, the Tricare Management Activity Support Office ("TMA"), and the Relators in eight of the qui tam cases signed a comprehensive settlement agreement which resolved all the claims of the parties. The Bankruptcy Court has approved the settlement. The settlement agreement provided for, among other things, a release of pre-petition claims of HHS, CMS, DOJ, TMA and the Relators against the Company. The settlement agreement also provided for a release of substantially all the claims of the Company against HHS for the same period; the Company previously reserved all such claims due to the uncertainty of the Company recovering such amounts. The settlement agreement required the Company to pay $1.0 million in cash and deliver a promissory note for $10.0 million. The Relators in the remaining three qui tam cases previously separately entered into settlement agreements with the Company resolving all of their claims against the Company.

     In contemplation of a settlement with HHS, the Company entered into a corporate integrity agreement with the HHS' Office of Inspector General in July 2001. The agreement officially took effect upon the Company's emergence from bankruptcy. Under the terms of this agreement, the Company implemented further internal controls with respect to its quality of care standards and its Medicare and Medicaid billing, reporting and claims submission processes.

     The Company is a party to various other legal actions and administrative proceedings and is subject to various claims arising in the ordinary course of its business, including claims that its services have resulted in injury or death to the residents of its facilities. The Company has experienced an increasing trend in the number and severity of litigation claims asserted against the Company. The Company believes that this trend is endemic to the long-term care industry and is a result of the increasing number of large judgments, including large punitive damage awards, against long-term care providers in recent years resulting in an increased awareness by plaintiff's lawyers of potentially large recoveries. In certain states in which the Company has significant operations, including California, insurance coverage for the risk of punitive damages arising from general and professional liability litigation is not available due to state law public policy prohibitions. There can be no assurance that the Company will not be liable for punitive damages awarded in litigation arising in states for which punitive damage insurance coverage is not available. The Company also believes that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Adverse determinations in legal proceedings or governmental investigations, whether currently asserted or arising in the future, could have a material adverse effect on the Company.

     (b)  Other Inquiries

     From time to time, fiscal intermediaries and Medicaid agencies examine cost reports filed by predecessor operators of the Company's skilled nursing facilities. If, as a result of any such examination, it is concluded that overpayments to a predecessor operator were made, the Company, as the current operator of such facilities, may be

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

held financially responsible for such overpayments. At this time the Company is unable to predict the outcome of any existing or future examinations.

     (c)  Legislation, Regulations and Market Conditions

     The Company is subject to extensive federal, state and local government regulation relating to licensure, conduct of operations, ownership of facilities, expansion of facilities and services and reimbursement for services. As such, in the ordinary course of business, the Company's operations are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which may be non-routine. The Company believes that it is in substantial compliance with the applicable laws and regulations. However, if the Company is ever found to have engaged in improper practices, it could be subjected to civil, administrative or criminal fines, penalties or restitutionary relief which may have a material adverse impact on the Company's financial results and operations.

     Federal and state governments continue to focus on efforts to curb spending on health care programs such as Medicare and Medicaid. Such efforts have not been limited to skilled nursing facilities and include other services provided by the Company, such as pharmacy and therapy services. The Company cannot at this time predict the extent to which these proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals will have on the Company. Efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue.

(17)  Segment Information

     The Company operates predominantly in the long-term care segment of the healthcare industry in the United States. The Company is a provider of long-term, sub-acute and related ancillary care services to nursing home patients.

     The following summarizes the services provided by the Company's reportable and other segments:

Inpatient Services: This segment provides, among other services, inpatient skilled nursing and custodial services as well as rehabilitative, restorative and transitional medical services. The Company provides 24-hour nursing care in these facilities by registered nurses, licensed practical nurses and certified nursing aids. At March 1, 2002, the Company operated 247 long-term care facilities (consisting of 229 skilled nursing facilities, nine rehabilitation hospitals and nine assisted living facilities) with 27,954 licensed beds. At March 1, 2002, the Company had identified 11 facilities with 1,506 licensed beds for divestiture. These 11 facilities are reflected within Discontinued Operations.

Rehabilitation and Respiratory Therapy Services: This segment provides, among other services, physical, occupational, speech and respiratory therapy supplies and services to affiliated and nonaffiliated skilled nursing facilities. At March 1, 2002, this segment provided services to 553 facilities, 335 nonaffiliated and 218 affiliated. In March 2002, the Company sold substantially all of the assets of its respiratory therapy operations.

Pharmaceutical Services: This segment provides pharmaceutical products primarily to affiliated and nonaffiliated long-term and sub-acute care facilities for such purposes as infusion therapy, pain management, antibiotic therapy and parenteral nutrition as well as providing consultant pharmacist services. This segment provided services to 651 facilities at March 1, 2002. Of the 651 facilities as of March 1, 2002, 436 were nonaffiliated facilities and 215 were affiliated.

Other Operations: This segment includes temporary medical staffing services, home health and hospice, software development and other ancillary services provided to affiliated and nonaffiliated facilities and other corporate departments.

     The accounting policies of the segments are the same as those described in the Note 2 - "Summary of Significant Accounting and Financial Reporting Policies". The Company primarily evaluates segment performance based on profit or loss from operations before reorganization items, income taxes, loss on discontinued operations and

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

extraordinary items. Gains or losses on sales of assets and certain items including impairment of assets recorded in connection with SFAS 121, legal and regulatory matters and restructuring costs are not considered in the evaluation of segment performance.

     The Company's reportable segments are strategic business units that provide different products and services. They are managed separately because each business has different marketing strategies due to differences in types of customers, different distribution channels and different capital resource needs.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Segment Information for the Two Months Ended February 28, 2002 (in thousands):

	Inpatient Services	Rehabilitation and Respiratory Therapy Services	Pharmaceutical and Medical Supply Services	Other Operations	Corporate	Intersegment Eliminations	Consolidated

Total Net Revenues	$ 227,906	$ 28,501	$ 41,101	$ 29,815	$ -	$ (25,477)	$ 301,846
Operating expenses, corporate general and administrative expenses, and provision for losses on accounts receivable	227,118	24,872	37,818	28,505	8,559	(25,477)	301,395
Depreciation and amortization	1,847	253	566	382	1,417	-	4,465
Interest, net	273	1	(2)	120	2,280	-	2,672
Net segment income (losses)	$ (1,332)	$ 3,375	$ 2,719	$ 808	$ (12,256)	$ -	$ (6,686)
	========	=========	=========	=======	=======	=========	=========
Intersegment revenues	$ (92)	$ 15,755	$ 8,325	$ 1,489	$ -	$ (25,477)	$ -
Identifiable segment assets	$ 430,847	$ 80,477	$ 115,259	$ 51,733	$ 514,167	$ (364,067)	$ 828,416
Segment capital expenditures	$ 1,987	$ 38	$ 249	$ 124	$ 1,573	$ -	$ 3,971

The following table reconciles the net segment loss to the consolidated loss before income taxes, discontinued operations and extraordinary item for the two months ended February 28, 2002 (in thousands):

Net segment loss	$ (6,686)
Reorganization costs (gain), net	(1,483)
Loss before income taxes, discontinued operations and extraordinary item	$ (5,203)
=========

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(18)  Filer/Non-Filer Financial Statements

     In accordance with SOP 90-7, the debtor entities are required to present condensed consolidated financial statements for the years ended after the Filing Date:

CONSOLIDATING STATEMENT OF INCOME (LOSS)

For the Two Months Ended February 28, 2002
(in thousands)

	Filers	Non-filers	Elimination	Consolidated

Total net revenues	$ 295,812	$ 6,884	$ (850)	$ 301,846

Costs and expenses:
Operating costs	279,869	6,097	(850)	285,116
Corporate general and administrative	15,862	-	-	15,862
Depreciation and amortization	4,285	180	-	4,465
Provision for losses on accounts receivable	362	55	-	417
Interest, net	2,552	120	-	2,672
Equity interest in losses of subsidiaries	(613)	-	613	-
Total costs and expenses	302,317	6,452	(237)	308,532
Management fee (income) expense	181	(181)	-	-
(Loss) income before reorganization costs (gain), net, income taxes, discontinued operations and extraordinary item	(6,686)	613	(613)	(6,686)
Reorganization costs (gain), net	(1,483)	-	-	(1,483)
Income taxes	147	-	-	147
Loss from discontinued operations	1,569	-	-	1,569
Loss on write-down of assets held for sale	6,070	-	-	6,070
Extraordinary gain on extinguishment of debt	1,498,360	-	-	1,498,360
Net income	$ 1,485,371	$ 613	$ (613)	$ 1,485,371
	=======	=======	=======	========

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Two Months Ended February 28, 2002
(in thousands)

	Filers	Non-filers	Elimination	Consolidated
Cash flows from operating activities:
Net income	$ 1,485,371	$ 613	$ (613)	$ 1,485,371
Adjustments to reconcile net income to net cash used for operating activities:
Equity interest in losses of subsidiaries	(613)	-	613	-
Extraordinary gain on extinguishment of debt	(1,498,360)	-	-	(1,498,360)
Reorganization costs (gain), net	(1,483)	-	-	(1,483)
Depreciation and amortization	4,285	180	-	4,465
Provision for losses on accounts and other receivables	362	55	-	417
Loss on write-down of assets held for sale	6,070	-	-	6,070
Other, net	5,588	(4,872)	-	716
Changes in operating assets and liabilities:
Accounts receivable	(7,875)	507	-	(7,368)
Other current assets	(9,196)	2,721	-	(6,475)
Income taxes payable	693	-	-	693
Other current liabilities	(4,263)	(745)	-	(5,008)
Net cash used for operating activities before reorganization costs	(19,421)	(1,541)	-	(20,962)
Net cash paid for reorganization costs	(2,781)	-	-	(2,781)
Net cash used for operating activities	(22,202)	(1,541)	-	(23,743)
Cash flows from investing activities:
Capital expenditures, net	(3,971)	-	-	(3,971)
Decrease in long-term notes receivable	168	-	-	168
Other	(1,884)	2,026	-	142
Net cash (used for) provided by investing activities	(5,687)	2,026	-	(3,661)
Cash flows from financing activities:
Net payments under Revolving Credit Agreement	(55,382)	-	-	(55,382)
Long-term debt borrowings	112,988	-	-	112,988
Long-term debt repayments	-	(13)	-	(13)
Principal payments on prepetition debt authorized by Bankruptcy Court	(7,966)	-	-	(7,966)
Intercompany advances	(94)	94	-	-
Other	(3,729)	1	-	(3,728)
Net cash provided by financing activities	45,817	82	-	45,899
Net increase in cash and cash equivalents	17,928	567	-	18,495
Cash and cash equivalents at beginning of year	49,917	732	-	50,649
Cash and cash equivalents at end of period	$ 67,845	$ 1,299	$ -	$ 69,144
	=======	=======	=======	=======

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Sun Healthcare Group, Inc.:

We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of Sun Healthcare Group, Inc. and subsidiaries in this Form 8-K and have issued our report thereon dated April 29, 2002. Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule identified as SCHEDULE II is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in our audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

/s/  Arthur Andersen LLP
ARTHUR ANDERSEN LLP

Albuquerque, New Mexico

April 29, 2002

SCHEDULE II

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Column A	Column B		Column C		Column D		Column E
Description	Balance at Beginning of Period	Charged to Costs and Expenses		Additions Charged to Other Accounts		Deductions		Balance at End of Period

For the two months ended February 28, 2002:

Allowance for doubtful accounts	$ 73,819	$ 417		$ 175	(1)	$ (5,688	) (2)	$ 68,723
	=========	========		==========		========		=========
Notes receivable reserve	$ 6,216	$ -		$ -		$ ( 895	) (2)	$ 5,321	(3)
	=========	========		==========		========		=========
Reserve for assets held for sale	$ 12,904	$ (7,339	) (4)	$ -		$ (745	) (5)	$ 4,820
	=========	========		==========		========		=========
Corporate restructure reserve	$ 905	$ 3,843	(6)	$ (905	) (7)	$ (1,167	) (8)	$ 2,676
	=========	========		==========		========		=========
(1)	Provision for facilities included in discontinued operations.

(2)	Represents write-offs of applicable receivables.

(3)	Included in the note receivable reserve are the following:
$1,671 recorded as allowance for other receivable, net; and
$3,650 allowance for note receivable, long-term, recorded in other assets, net.

(4)	Represents reorganization costs (gain), net, and loss on discontinued operations for adjustments to assets held for sale.

(5)	Represents disposition of assets held for sale.

(6)	Recorded as a component of reorganization costs (gain), net.

(7)	Reserves were related to claims subject to compromise and were extinguished in connection with the Company's emergence from bankruptcy.

(8)	Represents amounts paid for severance and other restructuring activities.

Item 7.	Financial Statements and Exhibits

(a) and (b)
Not applicable.
(c) Exhibits
99.1 Confirmation of Receipt of Assurance from Arthur Andersen LLP

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HEALTHCARE GROUP, INC.

/s/ Kevin W. Pendergest
Name: Kevin W. Pendergest
Title: Chief Financial Officer

Dated:  May 31, 2002